GoRemote Internet Communications, Inc.

1421 McCarthy Blvd.

Milpitas, CA  95035

October 15, 2004

John Grosshans

25821 Desert Trail

Laguna Hills, CA 92653

Dear John:

It is our pleasure to offer you employment with GoRemote Internet Communications, Inc. (“GoRemote”), in the position of Senior Vice President, Worldwide Sales, reporting to Tom Thimot at a semi-monthly base salary of $7,291.67, which is equivalent to $175,000 per year, and is subject to annual review.  We understand you are available to begin employment with GoRemote on November 1, 2004.

You will also have a sales incentive program, payable monthly and quarterly, which is targeted to provide you with additional annual compensation equal to $175,000 at one hundred percent (100%) attainment of sales quotas and financial objectives, including accelerators above attainment of plan with no cap.  In advance of each quarter, you will be assigned written objectives by your manager, which must be met in order to earn your sales incentive in such quarter. For the first four (4) months of employment, GoRemote will pay you a recoverable draw in the amount of $6,000 per month.

After your acceptance of this offer, we will recommend to the Board of Directors that you be granted an option to purchase up to 200,000 shares of GoRemote’s common stock, at an exercise price equal to the closing price of GoRemote Communications, Inc. common stock on the Nasdaq National Market on the date of grant.  This option would be subject to GoRemote’s standard vesting schedule (20% after ten months and 2% per month thereafter) and vesting would commence on your date of employment.

Paydays are twice monthly, on the 15th and the last working day of each month.  You will be eligible to participate in the full range of employee benefits, including medical, dental, vision, life, accidental death and dismemberment, disability, 401(k), employee stock purchase, and paid time off plans.  Coverage is available under the terms of the insurance, 401(k), and paid time off plans on your first day of active employment.   You will be provided with the related policies and procedures that explain these benefits.

In the event of a “Change of Control” (as defined herein) during your first year of employment, if your employment is terminated without Cause (as defined herein) within one year of the effective date of the Change of Control, then 100% of your then unvested options will be vested immediately upon your date of termination, without regard to satisfaction of the conditions to vesting that would otherwise apply.  In the event of a Change of Control after completion of your first year of employment, if your employment is

John Grosshans, Confidential Offer Letter

October 15, 2004

terminated without Cause within one year of the effective date of the Change of Control, then 50% of your then unvested options will be vested immediately upon your date of termination, without regard to satisfaction of the conditions to vesting that would otherwise apply.  For purposes of this paragraph, a “Change of Control” means (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and stock options granted under the Company’s 1999 Equity Incentive Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all employees receiving such options), (b) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own a majority of the shares or other equity interest in the Company or its parent, (c) the sale of substantially all of the assets of the Company, or (d) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction.

GoRemote may terminate your employment at any time without Cause. If GoRemote terminates your employment without Cause, GoRemote will provide you a severance payment equivalent to six (6) months of base salary, payable monthly in accordance with GoRemote’s normal payroll policies.  Additionally, GoRemote will provide you with reimbursement of up to six (6) months of COBRA insurance coverage.  Such insurance reimbursement will be provided for up to six (6) months unless comparable benefits are otherwise provided to you by a third party.  You may also have additional COBRA rights to extend GoRemote-related insurance benefits at your cost for an additional period of time.

GoRemote may also terminate your employment for Cause in its sole discretion.  For the purpose of this Offer of Employment, Cause shall be defined to include:

1.                           Failure to continually and substantially perform the responsibilities of the position in an acceptable manner reasonably assigned by the CEO or the Board of Directors (including without limitation failure to achieve an assigned quarterly or annual sales quota), gross negligence, gross misconduct, habitual neglect of duties, criminal acts, violation of any state or federal securities laws, commission of a felony involving fraud or dishonesty, violation of written lawful policies (including without limitation the GoRemote Code of Business Conduct and Ethics) or written instructions of the Board of Directors, or commencement of employment or any other business arrangements with another employer, without the prior consent of GoRemote, while you are an employee of GoRemote; and

2.                           Your death, or your total disability lasting more than 90 days.

If GoRemote terminates your employment with Cause, then you will receive no severance payment from GoRemote.

Payment of any severance payments set forth in this letter is expressly conditional upon receipt by GoRemote of its then current standard form of release and waiver of claims.

Employment with GoRemote is contingent upon meeting GoRemote’s requirements, which include completing all necessary work related forms, producing applicable documents as required by the Immigration Reform and Control Act of 1986 and other such documents. Employment with GoRemote is also contingent upon successful completion of a criminal records check. Failure to comply with these requirements to GoRemote’s satisfaction will result in the rescinding of this offer of employment.

John Grosshans, Confidential Offer Letter

October 15, 2004

This letter is not intended to confer contractual rights of any kind upon any employee, or to create contractual obligations of any kind on the part of GoRemote, except with regard to GoRemote’s contingent obligations to accelerate vesting, pay you severance and reimburse your COBRA coverage as described herein.  The relationship of GoRemote with all of its employees is on an “at will” basis.  While we expect that the relations between you and GoRemote will be rewarding and mutually beneficial, either GoRemote or you may terminate the employment relationship at any time with or without notice and for any reason or for no reason.

This offer is being extended to you solely based on your skill, experience, education and our view of your potential for success here.  This offer is not being made in order to acquire confidential or proprietary information or trade secrets from any previous employer that you may have come to possess.  Consequently, we must instruct you to abide by any contractual or legal obligations that you have to maintain the confidentiality of information that you are obligated to protect.  By accepting employment with GoRemote, you agree not to use or disclose proprietary information or trade secrets from any previous employer in the course of performing your duties for GoRemote under any circumstances.  You must not keep any items or materials related to your former employer or use such materials during your employment with GoRemote.  If you have any questions regarding what constitutes such information, GoRemote encourages you to contact your former employer.

By accepting employment with GoRemote, you agree to be bound by its policies and procedures, including the GoRemote Code of Business Conduct and Ethics and GoRemote’s Employee Invention Assignment and Confidentiality Agreement, which you will be asked to sign on or before your first day of work at GoRemote.  This offer is the entire initial basic agreement relating to your position, compensation, reporting relationship and employee benefits.  By signing below, you acknowledge that you have not been induced to accept employment by any representations or statements, oral or written, not contained in this letter.

Welcome to GoRemote!  Please sign below to indicate your acceptance, and return this letter to me as soon as possible.

Sincerely,	Accepted:

/s/ David L. Teichmann	/s/ John Grosshans
David L. Teichmann	John Grosshans
Senior Vice President, General Counsel and Secretary	Anticipated start date: November 1, 2004